Exhibit 99

     Guidant Reports Record First Quarter Sales of $953 Million;
  Company Completes Several Merger-Related Milestones During Quarter

    INDIANAPOLIS--(BUSINESS WIRE)--April 21, 2005--Guidant Corporation
(NYSE:GDT)

    -- Sales of products other than worldwide coronary stents were $838 million, up 10 percent

    -- Worldwide implantable defibrillator revenue of $478 million, up 18 percent

    -- Worldwide coronary stent revenue of $115 million, down 33 percent

    -- Earnings per share from continuing operations of $0.54, up 13 percent

    -- Adjusted earnings per share from continuing operations of $0.65, up 16 percent

    Guidant Corporation (NYSE:GDT), a world leader in the treatment of cardiac and vascular disease, today reported first quarter sales of $953 million, representing sales growth of $19 million or 2 percent versus the prior year. Foreign currency translations favorably impacted revenue by $13 million. Net income for the quarter was $162 million versus $139 million in the first quarter of 2004, up 16 percent.
    Please see the attached schedules and the Guidant website at http://www.guidant.com/investors/reconciliations for additional information, including a reconciliation of special items, income statements and product sales summaries reclassified for discontinued operations.

    Management Observations

    Ronald W. Dollens, president and CEO of Guidant Corporation, commented, "Guidant's results this quarter reflect solid operating performance through continued financial discipline and strong revenue growth in implantable defibrillators and our emerging businesses. As planned, we are making timely progress toward the closing of the company's merger with Johnson & Johnson."
    Dollens continued, "As we look to the future, we expect strong growth in the implantable defibrillator market supported by expanded Medicare reimbursement, limited erosion in our coronary stent revenue, and increased contributions from our emerging businesses."

    First Quarter Financial Highlights:

    -- Sales of products other than worldwide coronary stents represented 88 percent of total revenues and increased 10 percent versus the first quarter of 2004.

    -- Worldwide implantable defibrillator sales increased 18 percent to $478 million; U.S. implantable defibrillator sales were $366 million.

    -- Worldwide pacemaker sales declined 6 percent to $168 million; U.S. pacemaker sales were $95 million.

    -- Worldwide coronary stent sales of $115 million declined 33 percent versus the prior year and represented 12 percent of company sales; U.S. stent sales totaled $57 million.

    -- Worldwide angioplasty system sales declined 14 percent to $100 million, reflecting the temporary unavailability of the company's leading dilatation catheter during the quarter.

    -- Worldwide sales of cardiac surgery, biliary, peripheral and carotid systems (emerging businesses) grew 49 percent to $92 million.

    -- Gross margin was 76.4 percent compared to 75.8 percent in the first quarter of 2004.

    The company reported first quarter income and earnings per share from continuing operations of $177 million and $0.54 compared to $153 million and $0.48 in the first quarter of 2004. Income from continuing operations in the current quarter includes an after tax impairment charge of $38 million, or $0.11 per share, related to the write-down of assets associated with declining demand and future outlook for the FX miniRAIL Dilatation Catheter. Adjusted income and earnings per share from continuing operations, excluding special items, were $215 million and $0.65 compared to $178 million and $0.56 in the first quarter of 2004, up 20 and 16 percent, respectively. All results include merger-related expenses.

    Merger Update

    As previously announced on December 15, 2004, Guidant and Johnson & Johnson entered into a definitive agreement whereby Johnson & Johnson will acquire Guidant for $76 per share or $25.4 billion in fully diluted equity value.
    Merger related milestones in the quarter included U.S. and European regulatory filings as well as providing proxy materials to company shareholders in connection with the special meeting to approve the merger on April 27, 2005. If approved by Guidant shareholders, the transaction will remain subject to receipt of regulatory approvals as well as other customary closing conditions. As expected, the company anticipates entering the second phase of European Commission review of the transaction this week. As previously announced, Johnson & Johnson and the company received a request for additional information (second request) from the Federal Trade Commission on February 18, 2005 and are in the process of responding.
    The announced acquisition price of $76 per share reflects $30.40 in cash and $45.60 in Johnson & Johnson common stock per share, provided the volume weighted average trading price of Johnson & Johnson common stock price is between $55.45 and $67.09 during the 15-day trading period ending three days prior to the transaction closing. Outside this range, each Guidant share exchanged will be converted into a fixed number of shares of Johnson & Johnson common stock equal to .8224 shares (at $55.45 or below) or .6797 shares (at $67.09 or above), plus $30.40 in cash. On April 20, the closing price for common shares of Johnson & Johnson was $68.10.

    Guidant Corporation

    Guidant Corporation pioneers lifesaving technology, giving an opportunity for a better life today to millions of cardiac and vascular patients worldwide. The company, driven by a strong entrepreneurial culture of more than 12,000 employees, develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life's most threatening medical conditions. For more information, visit www.guidant.com.

    This release includes forward-looking statements that are based on assumptions about many important factors, including market trends and competition, particularly in connection with expanded indications and reimbursement for cardiac rhythm management products; satisfactory clinical and regulatory progress; progress with respect to the merger, including satisfaction of conditions to closing, including shareholder and antitrust approvals; economic conditions, including exchange rates; litigation developments; and the factors listed on exhibit 99 to Guidant's most recent 10-K. As such, they involve risks that could cause actual results to differ materially. The company does not undertake to update its forward-looking statements.

    Guidant provides earnings per share on an adjusted basis from continuing operations because Guidant's management believes that the presentation provides useful information to investors. Among other things, it may assist investors in evaluating the company's operations period over period. In various periods, this measure may exclude such items as business development activities (including IPRD at acquisition or upon attainment of milestones and any extraordinary expenses), strategic developments (including restructuring and product line changes), significant litigation, and changes in applicable laws and regulations (including significant accounting or tax matters). Special items may be highly variable, difficult to predict, and of a size that sometimes has substantial impact on the company's reported operations for a period. Management uses this measure internally for planning, forecasting and evaluating the performance of the business, including allocating resources and evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.


Guidant Corporation
Consolidated Statements of Income
(In millions, except per-share data)
(Unaudited)

                      Three Months Ended        Three Months Ended
                        March 31, 2005            March 31, 2004

                   US GAAP                   US GAAP
                      As    Special    As       As    Special    As
                   Reported Item(1) Adjusted Reported Item(2) Adjusted
                   -------- ------- -------- -------- ------- --------

Net sales           $953.3           $953.3   $934.1           $934.1

Cost of products
 sold                225.3            225.3    226.3            226.3
                   ------------------------- -------------------------

    Gross profit     728.0            728.0    707.8            707.8

Research and
 development         129.6            129.6    137.6            137.6
Purchased
 in-process
 research and
 development            --               --     26.8  ($26.8)      --
Sales, marketing
 and administrative  310.3            310.3    314.7            314.7
Interest, net         (7.6)            (7.6)    (1.0)            (1.0)
Royalties, net        12.7             12.7     12.1             12.1
Amortization           7.8              7.8      7.3              7.3
Other, net            (7.1)            (7.1)     2.5              2.5
Impairment charge     60.0  ($60.0)      --       --               --
                   ------------------------- -------------------------

Income from
 continuing
 operations before
 income taxes        222.3    60.0    282.3    207.8    26.8    234.6

Income taxes          45.6    22.2     67.8     54.8     1.5     56.3
                   -------- ------- -------- -------- ------- --------
      Tax rate        20.5%            24.0%    26.4%            24.0%

Income from
 continuing
 operations          176.7   $37.8   $214.5    153.0   $25.3   $178.3
                            ================          ================
      % of sales     18.5%            22.5%    16.4%            19.1%

Loss from
 discontinued
 operations, net
 of income taxes     (14.4)                    (13.6)
                   --------                  --------

Net Income          $162.3                    $139.4
                   ========                  ========

Earnings per
 share -- basic
  Income from
   continuing
   operations        $0.55            $0.67    $0.50            $0.58
                                    ========                  ========
  Loss from
   discontinued
   operations, net
   of income taxes   (0.04)                    (0.05)
                   --------                  --------
  Net income         $0.51                     $0.45
                   ========                  ========

Earnings per
 share -- diluted
  Income from
   continuing
   operations        $0.54            $0.65    $0.48            $0.56
                                    ========                  ========
  Loss from
   discontinued
   operations, net
   of income taxes   (0.05)                    (0.04)
                   --------                  --------
  Net income         $0.49                     $0.44
                   ========                  ========

Weighted average
 shares outstanding
  Basic             319.85           319.85   308.48           308.48
  Diluted           329.47           329.47   318.56           318.56


(1) $60.0 million impairment charge related to the write-down of assets associated with the FX miniRAIL Dilation Catheter
(2) $26.8 million in-process research and development primarily related to the acquisition of AFx, inc., a manufacturer of microwave surgical cardiac ablation medical devices



Guidant Corporation
Condensed Consolidated Balance Sheets
(In millions)

                                    March 31, 2005   December 31, 2004
                                      (Unaudited)

Cash and short-term investments         $2,323.0          $2,214.3
Accounts receivable, net                   842.2             845.9
Inventories                                362.6             353.9
Other current assets                       265.4             293.8
                                        --------          --------

    Total current assets                 3,793.2           3,707.9

Other assets                               806.9             855.4
Property and equipment, net                822.3             808.9
                                        --------          --------

     Total assets                       $5,422.4          $5,372.2
                                        ========          ========

Current liabilities,
 excluding short-term debt              $  652.5          $  726.7
Short-term debt                            484.5             302.0
                                        --------          --------

     Total current liabilities           1,137.0           1,028.7

Long-term debt                               7.6             357.2
Other noncurrent liabilities               234.9             244.2
Shareholders' equity                     4,042.9           3,742.1
                                        --------          --------

     Total liabilities and equity       $5,422.4          $5,372.2
                                         ========         ========

    CONTACT: Guidant Corporation
             Steven Tragash, Corporate Communications, 317-971-2031 Andy Rieth, Investor Relations, 317-971-2061
             Doug Hughes, Investor Relations, 317-971-2039 www.guidant.com